UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

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GARTNER, INC.

(Exact name of registrant as specified in its charter)

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DELAWARE	04-3099750
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

P.O. Box 10212

56 Top Gallant Road

Stamford, CT 06902-7700

(203) 316-1111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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CEB INC. 2012 STOCK INCENTIVE PLAN

(Full title of the plans)

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Daniel S. Peale

General Counsel

56 Top Gallant Road

Stamford, CT 06902-7700

(203) 316-1111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Robert D. Sanchez, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

1700 K Street, NW, Fifth Floor

Washington, DC 20006

(202) 973-8800

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Stock, $0.0005 par value, to be issued pursuant to outstanding awards under the terms of the CEB Inc. 2012 Stock Incentive Plan(4)	593,835	$108.98	$64,713,169.13	$7,500.26
(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable under the CEB Inc. 2012 Stock Incentive Plan (the “2012 Plan”), as described herein, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.
(2) Estimated in accordance with Rules 457(h)(1) and 457(c) under the Securities Act. The proposed maximum offering price per share of $108.98 was computed by averaging the high and low prices of a share of the Registrant’s Common Stock as reported on the New York Stock Exchange on April 13, 2017.
(3) Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $115.90 per $1,000,000 of the proposed maximum aggregate offering price.
(4) Pursuant to the Agreement and Plan of Merger and Reorganization, dated as of January 5, 2017 (the “Merger Agreement”) by and among the Registrant, Cobra Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Registrant, and CEB Inc., upon the closing of the transaction contemplated by the Merger Agreement on April 5, 2017 (the “Merger”), the Registrant assumed certain outstanding restricted share units under the 2012 Plan, and such restricted share units were automatically converted into restricted share units in respect of shares of the Registrant’s common stock, subject to appropriate adjustments to the number of shares of each such award, resulting in restricted share units with respect to 593,835 shares of the Registrant’s common stock assumed under the 2012 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.   Registration Information and Employee Plan Annual Information

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents and information previously filed by Gartner, Inc. (“Gartner”) with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference in this registration statement. However, Gartner does not incorporate by reference those items which were “filed” for purposes of Section 8 of the Exchange Act or incorporated by reference in any filing under the Securities Act.

•	Gartner’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on February 22, 2017.
•	Gartner’s amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2016, filed with the Commission on March 7, 2017.
•	Gartner’s current reports on Form 8-K, filed with the Commission on January 5, 2017, January 24, 2017, February 2, 2017, February 7, 2017, March 6, 2017, March 9, 2017, March 17, 2017, March 22, 2017, March 24, 2017, March 30, 2017 and April 6, 2017 (other than documents or portions of those documents deemed to be furnished and not filed).
•	Gartner’s Definitive Proxy Statement, filed with the Commission on April 10, 2017.
•	The description of Gartner’s common stock contained in its registration statement on Form 8-A, filed with the Commission on August 24, 1998, and any amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by Gartner pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (other than Current Reports on Form 8-K furnished under Item 7.01 or Item 2.02 and exhibits relating to such disclosures, unless otherwise specifically stated in such Current Report on Form 8-K), shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modified or supersedes such statement. Except as so modified or superseded, such statement shall not be deemed to constitute a part of this registration statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that: (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Section 102 of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of a director to the corporation or to any of its stockholders for monetary damage for a breach of fiduciary duty as a director, except in the case where the director (i) breaches such director’s duty of loyalty to the corporation or its stockholders, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the DGCL or (iv) obtains an improper personal benefit. In accordance with the DGCL, Article VII of the Registrant’s Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL as it may be amended, no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

As permitted by the DGCL, the Registrant’s Bylaws, as amended, provide that, under certain circumstances, the Registrant shall indemnify its directors and officers against all expense, liability and loss, including attorneys’ fees, actually and reasonably incurred by such persons. The Registrant has also entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law and which require that, to the extent the Registrant maintains liability insurance applicable to officers or directors, each officer and director shall be covered by such policies to the same extent as are accorded the most favorably insured of the Registrant’s officers or directors, as the case may be.

The Registrant maintains insurance covering its directors and officers against certain liabilities incurred by them in their capacities as such, including among other things, certain liabilities under the Securities Act of 1933, as amended.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date/ Period End Date	Filed Herewith

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation			X
10.1	CEB Inc. 2012 Stock Incentive Plan	10-K(1)	12/31/2012
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.			X
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).			X
24.1	Power of attorney (contained on signature pages of this registration statement)			X
(1)	Indicates a filing of CEB Inc.

Item 9.   Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, state of Connecticut, on the 17th day of April, 2017.

GARTNER, INC.

By: /s/ Eugene A. Hall
Name: Eugene A. Hall
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eugene A. Hall and Craig W. Safian, jointly and severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Gartner, Inc., and any or all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Eugene A. Hall__________________ Eugene A. Hall	Director and Chief Executive Officer (Principal Executive Officer)	April 17, 2017

/s/ Craig W. Safian _________________ Craig W. Safian	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 17, 2017

/s/ Michael J. Bingle ________________ Michael J. Bingle	Director	April 17, 2017

/s/ Richard J. Bressler _______________ Richard J. Bressler	Director	April 17, 2017

/s/ Raul E. Cesan ___________________ Raul E. Cesan	Director	April 17, 2017

/s/ Karen E. Dykstra ________________ Karen E. Dykstra	Director	April 17, 2017

/s/ Anne Sutherland Fuchs ___________ Anne Sutherland Fuchs	Director	April 17, 2017

/s/ Stephen G. Pagliuca ______________ Stephen G. Pagliuca	Director	April 17, 2017
/s/ James C. Smith _________________ James C. Smith	Director	April 17, 2017
/s/ Peter Bisson ___________________ Peter Bisson	Director	April 17, 2017
/s/ William Grabe __________________ William Grabe	Director	April 17, 2017

INDEX TO EXHIBITS

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date/ Period End Date	Filed Herewith

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.			X
10.1	CEB Inc. 2012 Stock Incentive Plan	10-K(1)	12/31/2012
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.			X
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).			X
24.1	Power of attorney (contained on signature pages of this registration statement).			X
(1)	Indicates a filing of CEB Inc.